UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
August 29, 2023

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5130 Hacienda Drive, Dublin, California 94568
(Address of principal executive offices)

Registrant's telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $.01	ROST	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective September 1, 2023, the Board of Directors of Ross Stores, Inc. (the “Company”) has elected Michael Balmuth as a member of the Board of Directors and appointed him as Executive Chairman. In connection with such election, the size of the Company’s Board of Directors has been increased to 12 members. Concurrently with the election and appointment of Mr. Balmuth, George P. Orban will step down as Chairman of the Board while remaining on the Board of Directors.

In connection with his appointment as Executive Chairman, the Company and Mr. Balmuth have agreed to amend and extend his employment agreement with the Company; he is to serve as Executive Chairman from September 1, 2023 through January 31, 2026, and then as Senior Advisor from February 1, 2026 through March 31, 2026. Prior to his current election as a director and appointment as Executive Chairman, Mr. Balmuth had been serving as an employee of the Company, most recently as Strategic Advisor.

The revised employment agreement with Mr. Balmuth provides that (i) his salary will be not less than $1,400,000 per year (beginning September 1, 2023, prorated for the remainder of the year); (ii) he will be eligible for bonuses for fiscal years 2024 and 2025 (not eligible for 2023 or 2026 bonuses) with a target annual bonus of 175% of annual salary, upon achievement by the Company of 100% of the applicable annual performance target; (iii) he will receive restricted stock awards for fiscal years 2023 (reflected below), 2024, and 2025 with grant date values as provided in the agreement, and performance share awards for fiscal years 2024, 2025, and 2026 consistent with the Company’s existing practices; (iv) he will receive a retention bonus of $4,700,000 payable in February 2026; and (v) the performance share awards and restricted stock awards that he receives will have vesting schedules that provide for full vesting upon or before his continued service through the end of the term of his extended employment agreement, with prorated vesting for his equity compensation awards and his retention bonus in various events of termination.

Upon his appointment as Executive Chairman effective September 1, 2023, Mr. Balmuth will receive a Restricted Stock Award based on the closing price of the Company’s common stock on that day, with a grant date value of $3,500,000, vesting 100% on September 3, 2024.

The revised employment agreement with Mr. Balmuth includes “double trigger” provisions regarding severance benefits in the event of termination in conjunction with a change of control that are substantially similar to the corresponding benefits provided to the Company’s named executive officers, as described in the Company’s Proxy Statement filed with the Securities Exchange Commission (the “SEC”) on April 4, 2023 under the caption “Employment Agreements with Ms. Rentler, Mr. Orvos, Mr. Hartshorn, Mr. Kobayashi, and Mr. Morrow.” Mr. Balmuth’s revised employment agreement otherwise has principal terms that are the same as the terms of his current employment agreement, which includes other provisions regarding severance benefits, and provisions regarding reimbursement of certain estate planning costs, participation in benefit plans, and paid vacation days, as described in the Company’s Proxy Statement filed with the SEC on April 5, 2022 under the caption “Employment Agreement with Mr. Balmuth, Strategic Advisor.” His employment agreement also includes provisions regarding non-solicitation of Company employees and business counterparties for 24 months following termination, non-competition, non-disparagement, protection of Company confidential information, potential recoupment by the Company of performance-based compensation received if financial results are subsequently restated, and arbitration of disputes.

Item 7.01 Regulation FD Disclosure.

On August 31, 2023, the Company issued a press release regarding the appointment of Mr. Balmuth as a director and as Executive Chairman. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

The information furnished with this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

99.1	August 31, 2023 Press Release by Ross Stores, Inc.
104	Cover Page Interactive Data File. (The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2023

ROSS STORES, INC.
Registrant

By:	/s/Ken Jew
Ken Jew
Group Senior Vice President, General Counsel and
Corporate Secretary

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